Exhibit 99.1

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. REPORTS

RESULTS FOR 2019 FOURTH QUARTER AND FULL YEAR

————————

San Antonio, TX, February 27, 2020 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (“the Company”) today reported financial results for the quarter and year ended December 31, 2019.

“2019 was a transformative year for Clear Channel Outdoor,” said William Eccleshare, Worldwide Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. “Our priority has been and continues to be capitalizing on the fundamental strength of the out-of-home industry, particularly in the Americas which accounts for about 70% of OIBDAN and delivered 7% revenue, 16% operating income, and 9% OIBDAN growth in 2019.

“In addition, we continue to actively evaluate additional opportunities to further improve our capital structure, pay down debt and unlock shareholder value. This may include potential dispositions, to the extent we have an opportunity to accelerate this path to value, and fairly reflects the future value of a business or region. Our focus is on taking the necessary steps to de-lever our balance sheet, enhance our financial flexibility, and invest in technology to drive growth in our higher margin markets, particularly in the Americas.

“Through the unwavering dedication and hard-work of our teams, we continue to manage the business through evolving market dynamics while enhancing our ability to meet our advertising partners’ needs and positioning ourselves to achieve our vision of creating a unique, mass reach, media platform. I am confident in our ability to execute on our strategic plan in 2020 and beyond as we continue to take a disciplined approach in driving sustainable, profitable value for our shareholders.”

Key Financial Highlights

The Company’s key financial highlights for the fourth quarter of 2019, as compared to the same period of 2018, include:

•	Consolidated revenue decreased $2.4 million, or 0.3%. After adjusting for a $10.0 million impact from movements in foreign exchange rates, consolidated revenue increased $7.6 million, or 1.0%.

•	Americas revenue increased $14.7 million, or 4.5%.

•

International revenue decreased $17.1 million, or 4.1%. After adjusting for a $10.0 million impact from movements in foreign exchange rates, International revenue decreased $7.1 million, or 1.7%. The decrease was primarily due to weakening economic conditions in China.

•	Operating income decreased $2.8 million, or 2.4%, to $113.6 million.

•	OIBDAN decreased $0.1 million, or 0.1%, to $192.1 million. Excluding the impact from movements in foreign exchange rates, OIBDAN increased $2.1 million, or 1.1%, to $194.2 million.

The Company’s key financial highlights for the full year of 2019, as compared to 2018, include:

•	Consolidated revenue decreased $37.9 million, or 1.4%. After adjusting for a $70.8 million impact from movements in foreign exchange rates, consolidated revenue increased $32.9 million, or 1.2%.

•	Americas revenue increased $83.7 million, or 7.0%.

•

International revenue decreased $121.6 million, or 7.9%. After adjusting for a $70.8 million impact from movements in foreign exchange rates, International revenue decreased $50.8 million, or 3.3%. The decrease was primarily due to weakening economic conditions in China.

•	Operating income increased $1.1 million, or 0.4%, to $252.9 million.

•	OIBDAN decreased $2.4 million, or 0.4%, to $582.1 million. Excluding the impact from movements in foreign exchange rates, OIBDAN increased $4.2 million, or 0.7%, to $588.7 million.

On May 1, 2019, the Company separated from iHeartMedia, Inc. (“iHeartMedia”) (the “Separation) in connection with iHeartMedia’s emergence from bankruptcy.

Additionally, the Company accessed the capital markets several times this year to issue equity and refinance debt, resulting in an improved balance sheet, stronger cash flow generation and extended maturity profile. Refer to the “Liquidity and Financial Position” section of this press release for more details.

Key Non-Financial Highlights

The Company’s key fourth quarter non-financial highlights include:

Americas:

•

Americas markets added 35 new digital billboards in the fourth quarter, resulting in a total of 92 new digital billboards in 2019, for a total of more than 1,400 digital billboards at December 31, 2019. Our Americas business had more than 1,700 digital billboards and street furniture displays at December 31, 2019.

•

Clear Channel Outdoor (“CCO”) recently announced a new partnership with Broadsign, the leading digital out-of-home (“DOOH”) marketing platform. Brands can now tap into CCO’s U.S. DOOH inventory via Broadsign’s programmatic supply-side platform, Reach. Several brands, from sports entities to leading healthcare companies, have already tapped the integration to extend the reach, impact and efficiency of online and mobile campaigns using DOOH bought programmatically across CCO’s roadside digital media.

•

CCO recent wins also included digital screens inside the Minneapolis Skyway System, four new street level wallscapes at Mayo Clinic Square, seven new structures and 15 faces in Las Vegas, as well as the Los Angeles bus contract.

•

Clear Channel Airports (“CCA”) launched a cloud-based reporting web app for U.S. airports to have online access to their advertising program’s performance data. This is an airport-industry out-of-home first in the U.S. and allows airports access to pertinent advertising data 24/7, including monthly revenue, advertiser and payment reports in the first version, to be followed by occupancy and rate attainment in the future.

•

CCA continues to win contracts in the Caribbean, with the Piarco International Airport and A.N.R. Robinson International Airport in Trinidad and Tobago, the Queen Beatrix International Airport in Aruba and the Grantley Adams International Airport in Barbados. CCA is also expanding its digital presence with the first-ever digital media network at Jackson-Medgar Wiley Evers International Airport in Jackson, Mississippi and a renewal of its contract with the Louis Armstrong New Orleans International Airport, to include new digital displays.

International:

•

International markets added 792 new digital displays in the fourth quarter, resulting in a total of 2,103 new digital displays in 2019, for a total of more than 15,000 digital displays at December 31, 2019.

•

Clear Channel U.K. will operate one of the U.K.’s biggest digital malls advertising network with its new Hammerson contract. As of June 2020, Clear Channel U.K. will expand its Malls Live Network with 223 full motion digital advertising screens across Hammerson’s 12 flagship destinations in the U.K.

•

Clear Channel France renewed contracts to manage the advertising bus networks in both the city of Grenoble and the Mulhouse agglomération. The four-year contract for the Transport Network of Grenoble began in January 2020 and covers the city’s whole bus network (768 advertising panels). The three-year contract with the Soléa Network covers the bus network across the 39 municipalities in the Mulhouse agglomération (428 advertising panels).

•

Clear Channel Finland won a new contract with the Port of Helsinki Ltd. The contract begins in January 2020 and will enable advertisers to reach the 12 million passengers who pass through the ferry port each year.

•

Clear Channel Switzerland was awarded a new contract by the City of Zurich to install 24 additional digital screens in the center of the city. The expansion will take Clear Channel Switzerland’s digital street furniture network to a total of 80 screens across Zurich. The new screens will be available from mid-2020.

•

Clear Channel Spain is adding 20 new digital screens in the city of Seville as part of its contract with the Municipal Transport Company of the City of Seville. In addition, the team has just begun to market the digital screens to the Lagoh Shopping Centre, the largest shopping center in Seville, which attracts 14 million visitors annually.

•

Clear Channel Sweden unveiled a new Spectacular digital billboard in the city of Gothenburg which will be seen by thousands of pedestrians, cyclists, motorists and road-users every year – making the placement one of Sweden’s most prominent advertising sites.

•

Clear Channel Norway extended its contract with Sporveien, the municipally-owned public transport operator in Oslo, until 2022. The contract includes a total of 327 displays in metro stations and trains, trams and a large number of buses across central and regional Oslo. The contract will include the continued expansion of digital screens, which are already available in three metro stations.

•

Clear Channel Brazil won a 20-year street furniture contract in Porto Alegre, expanding its reach to the south of Brazil. The installation of 168 clocks is expected to begin in mid-2020 and be finished by the end of the year.

Guidance and Outlook

•	The Company expects Americas revenue growth to be in the mid-single digits and Americas Adjusted EBITDA growth to be in the mid-to-high-single digits in 2020.

•	The Company expects International revenue growth and Adjusted EBITDA growth, excluding China and any foreign currency impact, to be in the low-to-mid-single digits in 2020.

•	The Company expects consolidated capital expenditures, excluding China, to be in the $200 million to $210 million range in 2020.

GAAP Measures by Segment

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2019	2018
Revenue:
Americas	$344,904	$330,158	4.5%	$1,273,018	$1,189,348	7.0%
International	400,328	417,430	(4.1)%	1,410,792	1,532,357	(7.9)%

Consolidated Revenue	$745,232	$747,588	(0.3)%	$2,683,810	$2,721,705	(1.4)%

Direct operating and SG&A expenses[1]:
Americas	$199,706	$191,899	4.1%	$765,782	$724,347	5.7%
International	317,538	324,287	(2.1)%	1,207,323	1,269,239	(4.9)%

Consolidated Direct operating and SG&A expenses[2]	$517,244	$516,186	0.2%	$1,973,105	$1,993,586	(1.0)%

Operating income (loss)[2]:
Americas	$106,519	$98,863	7.7%	$346,850	$298,195	16.3%
International	46,905	58,819	(20.3)%	64,818	114,919	(43.6)%
Corporate	(42,569)	(41,998)	(1.4)%	(154,628)	(156,037)	0.9%
Impairment charges	—	—	—%	(5,300)	(7,772)	31.8%
Other operating income, net	2,794	798		1,162	2,498

Consolidated Operating income	$113,649	$116,482	(2.4)%	$252,902	$251,803	0.4%

[1]

Direct operating and SG&A expenses as included throughout this earnings release refers to the sum of direct operating expenses (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization).

[2]

Americas and International operating income (loss) is calculated as revenue less: (a) direct operating and SG&A expenses and (b) depreciation and amortization. Corporate is calculated as the sum of corporate expenses, including non-cash compensation expenses, and corporate depreciation and amortization. Refer to the reconciliation of operating income (loss) to OIBDAN at the end of this press release for the depreciation and amortization amounts for each period.

Weighted Average Shares Outstanding

The following table presents the weighted average common shares outstanding:

(In thousands)	Years Ended December 31,
	2019	2018
Weighted average common shares outstanding – Basic	413,087	361,740
Weighted average common shares outstanding – Diluted	413,087	361,740

Non-GAAP Measures by Segment1 (see preceding table for comparable GAAP measures)

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2019	2018
Revenue excluding movements in foreign exchange[2]:
Americas	$344,904	$330,158	4.5%	$1,273,016	$1,189,348	7.0%
International	410,332	417,430	(1.7)%	1,481,560	1,532,357	(3.3)%

Consolidated Revenue excluding movements in foreign exchange[2]	$755,236	$747,588	1.0%	$2,754,576	$2,721,705	1.2%

Direct operating and SG&A expenses excluding movements in foreign exchange[2]:
Americas	$199,707	$191,899	4.1%	$765,782	$724,347	5.7%
International	325,343	324,287	0.3%	1,269,276	1,269,239	—%

Consolidated Direct operating and SG&A expenses excluding movements in foreign exchange[2]	$525,050	$516,186	1.7%	$2,035,058	$1,993,586	2.1%

OIBDAN[3]:
Americas	$145,198	$138,259	5.0%	$507,236	$465,001	9.1%
International	82,790	93,143	(11.1)%	203,469	263,118	(22.7)%
Corporate	(35,931)	(39,238)	8.4%	(128,571)	(143,573)	10.4%

Consolidated OIBDAN[3]	$192,057	$192,164	(0.1)%	$582,134	$584,546	(0.4)%

OIBDAN excluding movements in foreign exchange[2]:
Americas	$145,197	$138,259	5.0%	$507,234	$465,001	9.1%
International	84,989	93,143	(8.8)%	212,284	263,118	(19.3)%
Corporate	(35,954)	(39,238)	8.4%	(130,822)	(143,573)	8.9%

Consolidated OIBDAN excluding movements in foreign exchange[2]	$194,232	$192,164	1.1%	$588,696	$584,546	0.7%

[1]

See the end of this press release for reconciliations of (i) revenue to revenue excluding effects of foreign exchange rates, by segment and consolidated; (ii) direct operating and SG&A expenses to direct operating and SG&A expenses excluding effects of foreign exchange rates, by segment and consolidated; (iii) corporate expenses to corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates; and (iv) operating income (loss) to OIBDAN and OIBDAN excluding effects of foreign exchange rates, by segment and consolidated.

[2]

Revenue excluding effects of foreign exchange rates, direct operating and SG&A expenses excluding effects of foreign exchange rates, and OIBDAN excluding effects of foreign exchange rates are calculated by converting the current period’s amounts in local currency to U.S dollars using average foreign exchange rates for the comparable prior period.

[3]	See the definition of OIBDAN under the Supplemental Disclosure section in this press release.

Fourth Quarter 2019 Results

Consolidated

Consolidated revenue decreased $2.4 million, or 0.3%, during the fourth quarter of 2019 compared to the same period of 2018. After adjusting for a $10.0 million impact from movements in foreign exchange rates, consolidated revenue increased $7.6 million, or 1.0%.

Consolidated direct operating and SG&A expenses increased $1.1 million during the fourth quarter of 2019 compared to the same period of 2018. After adjusting for a $7.8 million impact from movements in foreign exchange rates, consolidated direct operating and SG&A expenses increased $8.9 million, or 1.7%.

Consolidated operating income decreased $2.8 million, or 2.4%, to $113.6 million during the fourth quarter of 2019 compared to the same period of 2018, and the Company’s OIBDAN decreased $0.1 million, or 0.1%, to $192.1 million over the same period. After adjusting for movements in foreign exchange rates, the Company’s OIBDAN increased $2.1 million, or 1.1%, to $194.2 million.

Americas

Americas revenue increased $14.7 million, or 4.5%, during the fourth quarter of 2019 compared to the same period of 2018. The largest driver was a 10.5% increase in digital revenue from billboards and street furniture, which was driven by a combination of the deployment of new digital displays and organic growth. Increases in revenue from print billboards and digital airport displays also contributed to the growth in revenue. Americas total digital revenue increased 10.8% to $118.5 million during the fourth quarter of 2019, including $83.9 million from billboards and street furniture, as compared to $106.9 million during the fourth quarter of 2018, including $76.0 million from billboards and street furniture. Revenue generated from national sales comprised 38.3% and 38.5% of total revenue for the three months ended December 31, 2019 and 2018, respectively, while the remainder of revenue was generated from local sales.

Americas direct operating and SG&A expenses increased $7.8 million, or 4.1%, during the fourth quarter of 2019 compared to the same period of 2018. The largest driver of this increase was higher site lease expenses related to higher revenue. Higher SG&A expenses, including employee compensation and property taxes, also contributed to the overall increase.

Americas operating income increased $7.7 million, or 7.7%, to $106.5 million during the fourth quarter of 2019 compared to the same period of 2018, and Americas OIBDAN increased $6.9 million, or 5.0%, to $145.2 million over the same period.

International

International revenue decreased $17.1 million, or 4.1%, during the fourth quarter of 2019 compared to the same period of 2018. After adjusting for a $10.0 million impact from movements in foreign exchange rates, International revenue decreased $7.1 million, or 1.7%, primarily due to a $13.7 million decrease in China revenues due to weakening economic conditions. Clear Media Limited (“Clear Media”), our non-wholly owned Chinese subsidiary, remains cautious about the operating environment in 2020 as uncertainty continues in China’s overall economy. Non-renewal of contracts in certain countries, including Italy and Spain, also contributed to the decrease in International revenue. These decreases were partially offset by increases in revenue from new contracts in France and digital display expansion in various markets, particularly in the United Kingdom (“U.K.”). International digital revenue increased 9.3% to $122.1 million during the fourth quarter of 2019 as compared to $111.8 million during the fourth quarter of 2018. Excluding the $2.8 million impact from movements in foreign exchange rates, International digital revenue increased $13.2 million, or 11.8%, during the fourth quarter of 2019 compared to the same period of 2018.

International direct operating and SG&A expenses decreased $6.7 million, or 2.1%, during the fourth quarter of 2019 compared to the same period of 2018. After adjusting for a $7.8 million impact from movements in foreign exchange rates, International direct operating and SG&A expenses increased $1.1 million, or 0.3%. Higher site lease and related expenses in countries with new contracts, particularly in France, and in countries experiencing revenue growth, particularly in the U.K., were partially offset by lower expenses, including site lease, labor, material and employee compensation expenses, related to the non-renewal of contracts in Italy and Spain; lower spending on restructuring and other cost initiatives; and lower direct operating expenses in China.

International operating income decreased $11.9 million, or 20.3%, to $46.9 million during the fourth quarter of 2019 compared to the same period of 2018, and International OIBDAN decreased $10.4 million, or 11.1%, to $82.8 million over the same period. After adjusting for movements in foreign exchange rates, International OIBDAN decreased $8.2 million, or 8.8%, to $85.0 million.

Full Year 2019 Results

Consolidated

Consolidated revenue decreased $37.9 million, or 1.4%, during 2019 as compared to 2018. After adjusting for a $70.8 million impact from movements in foreign exchange rates, consolidated revenue increased $32.9 million, or 1.2%.

Consolidated direct operating and SG&A expenses decreased $20.5 million, or 1.0%, during 2019 as compared to 2018. After adjusting for a $62.0 million impact from movements in foreign exchange rates, consolidated direct operating and SG&A expenses increased $41.5 million, or 2.1%.

Consolidated operating income increased $1.1 million, or 0.4%, to $252.9 million, during 2019 as compared to 2018, and the Company’s OIBDAN decreased $2.4 million, or 0.4%, to $582.1 million over the same period. After adjusting for movements in foreign exchange rates, the Company’s OIBDAN increased $4.2 million, or 0.7%, to $588.7 million.

Americas

Americas revenue increased $83.7 million, or 7.0%, during 2019 compared to 2018. The largest driver was a 13.6% increase in digital revenue from billboards and street furniture, which was driven by a combination of organic growth and the deployment of new digital displays. Increases in revenue from print billboards, digital airport displays, other transit displays and wallscapes also contributed to the growth in revenue. Americas total digital revenue increased 15.0% to $411.0 million during 2019, including $303.5 million from billboards and street furniture, as compared to $357.4 million during 2018, including $267.1 million from billboards and street furniture. Revenue generated from national sales comprised 39.3% and 38.5% of total revenue for 2019 and 2018 respectively, while the remainder of revenue was generated from local sales.

Americas direct operating and SG&A expenses increased $41.4 million, or 5.7%, during 2019 as compared to 2018, primarily due to higher site lease expenses related to higher revenue and higher employee compensation expense, including variable incentive compensation.

Americas operating income increased $48.7 million, or 16.3%, to $346.9 million during 2019 as compared to 2018, and Americas OIBDAN increased $42.2 million, or 9.1%, to $507.2 million over the same period.

International

International revenue decreased $121.6 million, or 7.9%, during 2019 as compared to 2018. After adjusting for a $70.8 million impact from movements in foreign exchange rates, International revenue decreased $50.8 million, or 3.3%, primarily due to a $53.5 million decrease in China revenues due to weakening economic conditions. Non-renewal of contracts in certain countries, including Italy and Spain, also contributed to the decrease in International revenue. These decreases were partially offset by increases in revenue from digital display expansion in various markets, particularly in the U.K., and new contracts in France. International digital revenue increased 7.0% to $372.7 million during 2019 as compared to $348.5 million during 2018. Excluding the $17.8 million impact of movements in foreign exchange rates, International digital revenue increased $42.1 million, or 12.1%, in 2019 compared to 2018.

International direct operating and SG&A expenses decreased $61.9 million, or 4.9%, during 2019 as compared to 2018. After adjusting for a $62.0 million impact from movements in foreign exchange rates, International direct operating and SG&A expenses increased $0.1 million. Higher site lease expenses in countries experiencing revenue growth, particularly in the U.K., and in countries with new contracts, particularly in France; higher marketing and employee compensation expenses in the U.K., primarily due to its favorable operating performance; and higher consulting fees in France were offset by lower expenses, including site lease, labor, material, and employee compensation expenses, related to the non-renewals of contracts in Italy and Spain and lower spending on restructuring and other cost initiatives.

International operating income decreased $50.1 million, or 43.6%, to $64.8 million during 2019 as compared to 2018, and International OIBDAN decreased $59.6 million, or 22.7%, to $203.5 million over the same period. After adjusting for movements in foreign exchange rates, International OIBDAN decreased $50.8 million, or 19.3%, to $212.3 million.

Liquidity and Financial Position

Cash and Cash Equivalents

As of December 31, 2019, the Company had $398.9 million of cash on its balance sheet, including $111.1 million of cash held outside the U.S. by the Company’s subsidiaries.

The following table shows selected cash flow activities during the year ended December 31, 2019:

(In thousands)	Year Ended December 31,
2019
Net cash provided by operating activities	$214,526
Net cash used for investing activities	(220,042)
Net cash provided by financing activities	220,009
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(287)
Net increase in cash, cash equivalents and restricted cash	214,206
Cash paid for interest on debt	321,107
Cash paid for dividends on mandatorily-redeemable preferred stock	2,785
Cash paid for income taxes, net of refunds	25,198

Separation from iHeartMedia

In connection with the Separation from iHeartMedia on May 1, 2019, certain intercompany notes and accounts between the Company and iHeartMedia were settled, terminated and canceled, and the Company received a total net payment of $115.8 million from iHeartCommunications, along with the Clear Channel tradename and other trademarks.

Capital Expenditures

Capital expenditures for the year ended December 31, 2019 were $232.5 million compared to $211.1 million for the same period in 2018.

Debt

In 2019 the Company refinanced all of its outstanding long-term debt, resulting in a decrease in future cash interest payments and an extension of debt maturities. The following is a summary of the Company’s significant debt activity in 2019:

•

In February, Clear Channel Worldwide Holdings, Inc. (“CCWH”) issued $2,235.0 million of new 9.25% Senior Notes due 2024 (which ceased to be subordinated indebtedness following the August refinancing transactions described below) (the “New CCWH Senior Notes”), in connection with the refinancing of the 7.625% CCWH Series A and Series B Senior Subordinated Notes Due 2020 (the “CCWH Subordinated Notes”);

•

In July, the Company issued 100 million shares of common stock in a public offering and, in August used the net proceeds to redeem approximately $333.5 million aggregate principal amount of the New CCWH Senior Notes;

•

In August, the Company issued $1,250.0 million of new 5.125% Senior Secured Notes due 2027 and entered into new senior secured credit facilities, consisting of a $2,000.0 million seven-year term loan facility and a $175.0 million revolving credit facility (the “New Revolving Credit Facility”). Proceeds were used to redeem the 6.5% Series A and Series B Senior Notes due 2022 and the 8.75% Senior Notes due 2020. Additionally, the Company terminated its existing receivables-based credit facility and entered into a new $125.0 million receivables-based credit facility (“the “New Receivables-Based Credit Facility”); and

•	In December, the Company made a principal payment of $5.0 million on the Term Loan Facility in accordance with the terms of the related credit agreement.

The Company anticipates having approximately $347.2 million of cash interest payment obligations in 2020.

Refer to Table 3 in this press release for additional detail regarding the outstanding debt balance.

Mandatorily-Redeemable Preferred Stock

In May, the Company issued and sold 45,000 shares of mandatorily-redeemable Series A Preferred Stock (the “Preferred Stock”) for a cash purchase price (before fees and expenses) and initial liquidation preference of $45.0 million. During the year ended December 31, 2019, the Company paid cash dividends on the Preferred Stock of $2.8 million.

Conference Call

The Company will host a conference call to discuss results on February 27, 2020 at 8:30 a.m. Eastern Time. The conference call number is 877-665-6356 (U.S. callers) and 270-215-9897 (International callers), and the access code for both is 3791361. A live audio webcast of the conference call will also be available on the events section of the Clear Channel Outdoor Holdings, Inc. website (investor.clearchannel.com). After the live conference call, a replay of the webcast will be available for a period of 30 days on the recent events section of the Clear Channel Outdoor Holdings, Inc. website.

TABLE 1 - Financial Highlights of Clear Channel Outdoor Holdings, Inc. and Subsidiaries

The comparison of the Company’s historical results of operations for the three and twelve months ended December 31, 2019 to the three and twelve months ended December 31, 2018 is as follows:

(In thousands)	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Revenue	$745,232	$747,588	$2,683,810	$2,721,705
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	383,165	374,762	1,452,177	1,470,668
Selling, general and administrative expenses (excludes depreciation and amortization)	134,079	141,424	520,928	522,918
Corporate expenses (excludes depreciation and amortization)	39,285	40,998	144,341	152,090
Depreciation and amortization	77,848	74,720	309,324	318,952
Impairment charges	—	—	5,300	7,772
Other operating income, net	2,794	798	1,162	2,498

Operating income	113,649	116,482	252,902	251,803
Interest expense, net	89,908	96,724	418,184	388,133
Interest income (expense) on Due from/to iHeartCommunications, net	—	(180)	(1,334)	393
Loss on Due from iHeartCommunications	—	—	(5,778)	—
Loss on extinguishment of debt	—	—	(101,745)	—
Other income (expense), net	21,258	(12,747)	(15,384)	(34,393)

Income (loss) before income taxes	44,999	6,831	(289,523)	(170,330)
Income tax benefit (expense)[1]	(13,448)	24,501	(72,254)	(32,515)

Consolidated net income (loss)	31,551	31,332	(361,777)	(202,845)
Less amount attributable to noncontrolling interest	4,451	5,679	1,527	15,395

Net income (loss) attributable to the Company	$27,100	$25,653	$(363,304)	$(218,240)

[1]

The Company believes that it is eligible to make the election under Section 163(j) of the 2017 Tax Cuts and Jobs Act allowing certain portions of its business to be considered operating as a real property trade or business thereby removing the limitation on interest expense deductions regarding those portions of its business. The 2019 tax expense incorporates the applicable election.

For the three months ended December 31, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $10.0 million, $5.9 million, and $1.9 million, respectively. For the year ended December 31, 2019 compared to the same period of 2018, foreign exchange rate movements decreased the Company’s revenue, direct operating expenses, and SG&A expenses by $70.8 million, $46.5 million, and $15.5 million, respectively.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for December 31, 2019 and December 31, 2018 is as follows:

(In thousands)	December 31, 2019	December 31, 2018
Cash and cash equivalents	$398,858	$182,456
Total current assets	1,201,891	1,015,800
Net property, plant and equipment	1,211,154	1,288,938
Total assets	6,393,288	4,522,028
Current liabilities (excluding current portion of long-term debt)	1,160,230	729,589
Long-term debt (including current portion of long-term debt)	5,084,018	5,277,335
Mandatorily-redeemable preferred stock[1]	44,912	—
Stockholders’ deficit	(2,054,706)	(2,101,652)

[1]	As of December 31, 2019, the liquidation preference of the Preferred Stock was approximately $46.1 million.

TABLE 3 - Total Debt

At December 31, 2019 and December 31, 2018, the Company had net debt of:

(In thousands)	December 31, 2019	December 31, 2018
Debt:
Term Loan Facility	$1,995,000	$—
Revolving Credit Facility[1]	—	—
Receivables-Based Credit Facility[1]	—	—
Clear Channel Outdoor Holdings 5.125% Senior Secured Notes Due 2027	1,250,000	—
Clear Channel Worldwide Holdings 9.25% Senior Notes Due 2024	1,901,525	—
Clear Channel Worldwide Holdings 6.5% Senior Notes Due 2022	—	2,725,000
Clear Channel Worldwide Holdings 7.625% Senior Subordinated Notes Due 2020	—	2,200,000
Clear Channel International B.V. 8.75% Senior Notes Due 2020	—	375,000
Other debt	4,161	3,882
Original issue discount	(9,561)	(739)
Long-term debt fees	(57,107)	(25,808)

Total debt	5,084,018	5,277,335
Mandatorily-redeemable preferred stock	44,912	—
Less: Cash and cash equivalents	(398,858)	(182,456)

Net debt	$4,730,072	$5,094,879

[1]

The Company had $20.2 million of letters of credit outstanding and $154.8 million of excess availability under the New Revolving Credit Facility and $48.9 million of letters of credit outstanding and $76.1 million of excess availability under the New Receivables-Based Credit Facility. Access to availability under the Company’s credit facilities is limited by the covenants relating to incurrence of secured indebtedness in the New CCWH Senior Notes Indenture.

The current portion of long-term debt was $20.3 million and $0.2 million as of December 31, 2019 and December 31, 2018, respectively.

Supplemental Disclosure Regarding Non-GAAP Financial Information

A significant portion of the Company’s advertising operations is conducted in foreign markets, principally Europe (including the U.K.) and China, and management reviews the results from its foreign operations on a constant dollar basis. The Company presents the non-GAAP financial measures of revenue excluding the effects of foreign exchange rates (including International digital revenue excluding the effects of foreign exchange rates), direct operating and SG&A expenses excluding the effects of foreign exchange rates, and OIBDAN (as defined below) and Adjusted EBITDA (as defined below) excluding the effects of foreign exchange rates because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period-to-period comparisons of business performance and provides useful information to investors. These non-GAAP financial measures, which exclude the effects of foreign exchange rates, are calculated by converting the current period’s amounts in local currency to U.S. dollars using average foreign exchange rates for the comparable prior period. The Company also presents corporate expenses excluding the effects of non-cash compensation expenses because OIBDAN and Adjusted EBITDA exclude non-cash compensation expenses. Adjusted EBITDA also excludes restructuring and other expenses. Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or, in the case of OIBDAN and Adjusted EBITDA, the Company’s ability to fund its cash needs. In addition, OIBDAN and Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. Users of this non-GAAP financial information should consider the types of events and transactions that are excluded.

The Company has historically used OIBDAN, among other measures, to evaluate its operating performance. The Company defines OIBDAN as consolidated operating income adjusted to exclude non-cash compensation expenses included within corporate expenses, as well as the following line items presented in the Company’s Statement of Comprehensive Loss: depreciation and amortization, impairment charges, and other operating income (expense), net. OIBDAN has historically been among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. The Company historically believed this measure was an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It was also a primary measure used by management in evaluating companies as potential acquisition targets. The Company believed the presentation of this measure was relevant and useful for investors because it allowed investors to view performance in a manner similar to the method used by the Company’s management. The Company believed it helped improve investors’ ability to understand the Company’s operating performance and made it easier to compare the Company’s results with other companies that have different capital structures or tax rates.

In future earnings releases, the Company will present Adjusted EBITDA in lieu of OIBDAN because the Company believes Adjusted EBITDA helps investors better understand the Company’s operating performance as compared to other outdoor advertisers and is widely used in practice. The Company defines Adjusted EBITDA as consolidated net loss, plus income tax expense (benefit); interest expense; and depreciation and amortization; as further adjusted to exclude impairment charges; other operating (income), net; other (income) expense, net; non-cash compensation expenses included within corporate expenses; and restructuring and other costs included within operating expenses. Restructuring and other costs include costs associated with cost savings initiatives such as severance, consulting and termination costs, and other special costs.

The Company currently uses Adjusted EBITDA as one of the primary measures for planning and forecasting of future periods and will use Adjusted EBITDA for measuring performance for compensation of executives and other members of management. Adjusted EBITDA is useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes presenting Adjusted EBITDA will help improve investors’ ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes Adjusted EBITDA is among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) revenue to revenue excluding effects of foreign exchange rates, by segment and consolidated; (ii) direct operating and SG&A expenses to direct operating and SG&A expenses excluding effects of foreign exchange rates, by segment and consolidated; (iii) corporate expenses to corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates; and (iv) operating income (loss) to OIBDAN and OIBDAN excluding effects of foreign exchange rates, by segment and consolidated.

Although the Company has provided outlook guidance for segment Adjusted EBITDA, a non-GAAP financial measure, it has not reconciled segment Adjusted EBITDA to consolidated net loss because of the uncertainty regarding, and the potential variability of, the reconciling items between segment Adjusted EBITDA and consolidated net loss, including foreign exchange fluctuations. In addition, the Company’s outlook for International segment Adjusted EBITDA excludes its China operations. The Company is unable to discuss the expected performance of Clear Media Limited, its consolidated Chinese investment, because Clear Media Limited is a publicly traded company listed on the Hong Kong Stock Exchange. The actual amount of the reconciling items will have a significant impact on GAAP consolidated net loss and, accordingly, a reconciliation of segment Adjusted EBITDA to consolidated net loss is not available without unreasonable efforts.

Reconciliation of Revenue to Revenue excluding effects of foreign exchange rates

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2019	2018
Consolidated Revenue	$745,232	$747,588	(0.3)%	$2,683,810	2,721,705	(1.4)%
Excluding: Effects of foreign exchange	10,004	—		70,766	—

Consolidated Revenue excluding effects of foreign exchange	$755,236	$747,588	1.0%	$2,754,576	$2,721,705	1.2%

Americas Revenue	$344,904	$330,158	4.5%	$1,273,018	$1,189,348	7.0%
Excluding: Effects of foreign exchange	—	—		(2)	—

Americas Revenue excluding effects of foreign exchange	$344,904	$330,158	4.5%	$1,273,016	$1,189,348	7.0%

International Revenue	$400,328	$417,430	(4.1)%	$1,410,792	$1,532,357	(7.9)%
Excluding: Effects of foreign exchange	10,004	—		70,768	—

International Revenue excluding effects of foreign exchange	$410,332	$417,430	(1.7)%	$1,481,560	$1,532,357	(3.3)%

International Digital Revenue	$122,148	$111,780	9.3%	$372,728	$348,488	7.0%
Excluding: Effects of foreign exchange	2,785	—		17,841	—

International Digital Revenue excluding effects of foreign exchange	$124,933	$111,780	11.8%	$390,569	$348,488	12.1%

Reconciliation of Direct operating and SG&A expenses to Direct operating and SG&A expenses excluding effects of foreign exchange rates

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2019	2018
Consolidated Direct operating and SG&A expenses	$517,244	$516,186	0.2%	$1,973,105	$1,993,586	(1.0)%
Excluding: Effects of foreign exchange	7,806	—		61,953	—

Consolidated Direct operating and SG&A expenses excluding effects of foreign exchange	$525,050	$516,186	1.7%	$2,035,058	$1,993,586	2.1%

Americas Direct operating and SG&A expenses	$199,706	$191,899	4.1%	$765,782	$724,347	5.7%
Excluding: Effects of foreign exchange	1	—		—	—

Americas Direct operating and SG&A expenses excluding effects of foreign exchange	$199,707	$191,899	4.1%	$765,782	$724,347	5.7%

International Direct operating and SG&A expenses	$317,538	$324,287	(2.1)%	$1,207,323	$1,269,239	(4.9)%
Excluding: Effects of foreign exchange	7,805	—		61,953	—

International Direct operating and SG&A expenses excluding effects of foreign exchange	$325,343	$324,287	0.3%	$1,269,276	$1,269,239	—%

Reconciliation of Corporate expenses to Corporate expenses excluding non-cash compensation expenses and effects of foreign exchange rates

(In thousands)	Three Months Ended December 31,		% Change	Years Ended December 31,		% Change
	2019	2018		2019	2018
Corporate expenses	$39,285	$40,998	(4.2)%	$144,341	$152,090	(5.1)%
Excluding: Non-cash compensation expenses	(3,354)	(1,760)		(15,770)	(8,517)

Corporate expenses excluding non-cash compensation expenses	$35,931	$39,238	(8.4)%	$128,571	$143,573	(10.4)%
Excluding: Effects of foreign exchange	23	—		2,251	—

Corporate expenses excluding non-cash compensation expense and effects of foreign exchange	$35,954	$39,238	(8.4)%	$130,822	$143,573	(8.9)%

Reconciliation of Operating income (loss) to OIBDAN and OIBDAN excluding effects of foreign exchange rates

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Impairment charges	Other operating income, net	Operating income (loss)
Three Months Ended December 31, 2019
Americas	$145,197	$1	$145,198	$—	$38,679	$—	$—	$106,519
International	84,989	(2,199)	82,790	—	35,885	—	—	46,905
Corporate	(35,954)	23	(35,931)	3,354	3,284	—	—	(42,569)
Other operating income, net	—	—	—	—	—	—	(2,794)	2,794

Consolidated	$194,232	$(2,175)	$192,057	$3,354	$77,848	$—	$(2,794)	$113,649

Three Months Ended December 31, 2018
Americas	$138,259	$—	$138,259	$—	$39,396	$—	$—	$98,863
International	93,143	—	93,143	—	34,324	—	—	58,819
Corporate	(39,238)	—	(39,238)	1,760	1,000	—	—	(41,998)
Other operating income, net	—	—	—	—	—	—	(798)	798

Consolidated	$192,164	$—	$192,164	$1,760	$74,720	$—	$(798)	$116,482

(In thousands)	OIBDAN excluding effects of foreign exchange	Foreign exchange effects	OIBDAN (subtotal)	Non-cash compensation expenses	Depreciation and amortization	Impairment charges	Other operating income, net	Operating income (loss)
Years Ended December 31, 2019
Americas	$507,234	$2	$507,236	$—	$160,386	$—	$—	$346,850
International	212,284	(8,815)	203,469	—	138,651	—	—	64,818
Corporate	(130,822)	2,251	(128,571)	15,770	10,287	—	—	(154,628)
Impairment charges	—	—	—	—	—	5,300	—	(5,300)
Other operating income, net	—	—	—	—	—	—	(1,162)	1,162

Consolidated	$588,696	$(6,562)	$582,134	$15,770	$309,324	$5,300	$(1,162)	$252,902

Years Ended December 31, 2018
Americas	$465,001	$—	$465,001	$—	$166,806	$—	$—	$298,195
International	263,118	—	263,118	—	148,199	—	—	114,919
Corporate	(143,573)	—	(143,573)	8,517	3,947	—	—	(156,037)
Impairment charges	—	—	—	—	—	7,772	—	(7,772)
Other operating income, net	—	—	—	—	—	—	(2,498)	2,498

Consolidated	$584,546	$—	$584,546	$8,517	$318,952	$7,772	$(2,498)	$251,803

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is one of the world’s largest outdoor advertising companies with a diverse portfolio of approximately 460,000 print and digital displays in 32 countries across Asia, Europe, Latin America and North America, reaching millions of people monthly. A growing digital platform includes more than 15,000 digital displays in international markets and more than 1,700 digital displays (excluding airports), including more than 1,400 digital billboards, in the U.S.

Comprised of two business divisions – Clear Channel Outdoor Americas (CCOA), the U.S. and Caribbean business division, and Clear Channel International (CCI), covering markets in Asia, Europe and Latin America – CCO employs approximately 5,900 people globally. More information is available at investor.clearchannel.com, clearchannelinternational.com and clearchanneloutdoor.com.

For further information, please contact:

Investors

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Clear Channel Outdoor Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our guidance and outlook, our business plans, strategies and initiatives and our expectations about certain markets, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions and their impact on the level of expenditures on advertising, including the effects of Brexit and economic uncertainty in China; our ability to service our debt obligations and to fund our operations and capital expenditures; industry conditions, including competition; our ability to obtain key municipal concessions for our street furniture and transit products; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts; changes in labor conditions and management; the impact of future dispositions, acquisitions and other strategic transactions; legislative or regulatory requirements; regulations and consumer concerns regarding privacy and data protection; a breach of our information security measures; restrictions on outdoor advertising of certain products; fluctuations in exchange rates and currency values; risks of doing business in foreign countries; the impact of coronavirus on our operations; third-party claims of intellectual property infringement, misappropriation or other violation against us; the risk that the Separation could result in significant tax liability or other unfavorable tax consequences to us and impair our ability to utilize our federal income tax net operating loss carryforwards in future years; the risk that we may be more susceptible to adverse events following the Separation; the risk that we may be unable to replace the services iHeartCommunications provided us in a timely manner or on comparable terms; our dependence on our management team and other key individuals; the risk that indemnities from iHeartMedia will not be sufficient to insure us against the full amount of certain liabilities; volatility of our stock price; the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings; the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts; the restrictions contained in the agreements governing our indebtedness and our Preferred Stock limiting our flexibility in operating our business; the effect of analyst or credit ratings downgrades; and certain other factors set forth in our other filings with the SEC. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Other key risks are described in the section entitled “Item 1A. Risk Factors” of the Company’s reports filed with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.